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THE FOLLOWING IS A TRANSCRIPT FROM A CNBC INTERVIEW WITH MICHELLE GASS ON MARCH 7, 2022

Shares of kohl's also sinking following its investor day where they issued new long term targets like growing sales by low single digits annually, expanding the sephora business and opening 100 smaller format shops over the next four years joining us is ceo michelle gass. welcome.

great to be here.

stock is down 13% how do you view the reaction? a lot of people see it as a judgment on the forecast and the strategy you laid out.

yeah, clearly, there is a lot happening in the world and in the market today as it relates to kohl's, we're running this business for the long term, and we have great conviction on the long term growth of this business, and we're excited to lay out that strategy with our investors today.

i wanted to dig into some of the financials that you laid out. i mentioned the sales growth, the operating margins, you're targeting between 7% to 8% some people would look at that and think it's a resumption of where you have been in the not too distance past. it's really just getting back to growth levels from 2019 and trying to build on that, that it could have been more ambitious how do you respond to that sara, so what i would say first of all is we think running our business at 7% to 8% with low single-digit sales growth and returning to shareholders is a great formula for kohl's 7% to 8% is actually a healthy margin structure for our business it is higher than 2019 you saw the results that we posted this last year, where we really reset this business fundamentally restructured the business for profitability, both in terms of gross margin, how we're running our expenses clearly, we won't cap ourselves at 7% to 8%, but we believe that's a thoughtful guide to put out as we deliver growth and reinvest back in the business as well as return back to shareholders michelle, you mentioned a lot going on in the world and the markets. there sure is in retail in particular your competitor shares down pretty significantly today, too, and it seems the market is showing some significant concern about consumers and their ability to absorb higher energy costs and maybe the effect on psychology of the ukraine conflict what are you seeing, if anything, in real time in terms of customer activity and resilience or a little bit of a pullback first, what i would say is clearly there's a lot of uncertainty with the consumer right now. so we have to stay really close and present to that. i think what we have been able to demonstrate over the last couple years is that we can be agile, resilient we just posted record earnings per share for the year 733, eclipsing our high in 2018. i think more importantly is we are going to be responsive to the customer i think of that from a top line and bottom line as it relates to the bottom line, we did guide right in that 7% to 8% over the long term and for the year ahead as well. we had a lot of strategies under way as we restructure the business, and as it relates to pressure on the consumer, value is a core tenant of the company. and we have a lot of flexibility in how we price our goods, we have aspirational brands like the levi's and nikes we have private brands that are very accessible opening price point and a great loyalty program. we just announced today 7.5% on the rewards with our kohl's card carriers so we're going to be there for the consumer to make sure that we take their lead

i did want to just play a sound bite because earlier, you have a lot of activists have been all over you in the past year or so and currently, jonathan duskin was on halftime report, obviously not that impressed with what you laid out and with earnings want to play a quick clip of how he characterized the relationship

i think michelle very much knows how we feel, that more needs to be done i think they're missing some of the basics with inventory turn, the merchandise architecture, merchandise assortment, the value proposition that i don't think they're addressing again, think about this. we added calvin, tommy, eddie bauer, nike, adidas, under armour, exited brands that weren't performing, we still can't grow the top line. it's very troubling, and you know, a sale is not the only path forward we mentioned this a couple other times, a couple letters. material change on the board, change of control on the board, and getting the right people in there with the right expertise to oversee the transformation. >> just wanted to give you a chance to respond.

yeah, well, first, what i would say, sara, is as i was saying, we have restructured this business for profitability. we posted record earnings results. we returned $1.5 billion to our shareholders last year, and we announced last week a lot more return to shareholders doubling of the dividend, a $3 billion share op, another this year those are all signs we're running a very healthy business. and then secondly, we're positioning this business for growth we have things in our playbook today that we have never had as we differentiate, as we elevate the experience think about one of the biggest growth drivers we have just launched the end of last year. it hasn't had a chance to demonstrate all of the growth ahead. that's sephora 200 stores will be in 600 by holiday of this year it's going to be a $2 billion business we're seeing a lot of incrementality in the business, lifting the stores by mid-single digits you have sephora, you have new brands that just set the end of last year. as well as over the long term, we announced we're going to open another 100 stores the model is really healthy. so omni channel, digital growth, the stores, and doing all of that while running a strong profitability 7% to 8% and returning to shareholders. so we have tremendous conviction in the business model, and like i said, in our capital allocation strategies as we go forward, and the last thing i would say, as was mentioned in terms of the future prospects, we have strong, diverse board. we're always open to ideas that are going to crate shareholder value. we did have unsolicited bidders earlier this year. we're working with goldman sachs, doing our fiduciary duty as a board to look at those opportunities against the very strong plan that we shared today. we had inbounds, we did some proactive outreach the approach has been very thorough and thoughtful, and we're going to have a lot more the details in our proxy in the next 24 hours. we're taking our responsibility very seriously, but i'll end where i started, which is we have a great plan that we have great conviction is going to deliver significant shareholder value in the years to come michelle gass, thank you so much for joining us. and do keep us posted on those explorations michelle gass is the ceo of kohl's who has been under a lot of pressure from a number of different activists investors around the stock chronically cheap stock for a while, and a tough sector. but yeah she has had some good earnings the sephora partnership is set to grow. so we'll see how this shakes out.

absolutely. we have got less than 40 minutes, about 38 minutes left until the bell.

Important Shareholder Information and Where You Can Find It

Kohl’s has filed a preliminary proxy statement and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2022 Annual Meeting of shareholders (the “Preliminary Proxy Statement” and such meeting the “2022 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Details concerning the nominees of Kohl’s Board of Directors for election at the 2022 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE 2022 ANNUAL MEETING, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the Preliminary Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.